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                                                                EXHIBIT 99.8.1

            [THE BANK OF NEW YORK COMMERCIAL CORPORATION LETTERHEAD]


As of April 10, 1996

JACO ELECTRONICS, INC. ("Jaco")
145 Oser Avenue
Hauppague, NY 11778

NEXUS CUSTOM ELECTRONICS, INC. ("Nexus")
Prospect Street
Brandon, VT 05733

Re: The Second Restated and Amended Loan and Security Agreement between Jaco and Nexus, as Debtor and The Bank of New York Commercial Corporation, as Lender, and each other Lender a party thereto, dated September 13, 1995, as amended and supplemented (the "Loan Agreement")

Ladies/Gentlemen:

In connection with the above referenced Loan Agreement, you have requested: (a) a prospective reduction in the Contract Rate (with all initially capitalized terms not defined herein, but which are defined in the Loan Agreement, to have the meaning therein set forth) applicable to LIBO Rate Loans first arising after the date hereof; and (b) the consent of the Lenders in order to permit a repurchase by Debtor of up to $3,000,000 in their capital stock.

The purpose of this letter is to set forth our mutual understanding in respect of such matters as of the date hereof as follows:

(a) Subdivision (A) of the definition of "Contract Rate" in the Loan Agreement (which immediately precedes the word "or" appearing therein) is hereby amended to read as follows:

"(A) in the case of LIBO Rate Loans first arising, or first continued or converted thereto on or after 4/10/96, (i) the applicable LIBO Rate plus (ii) two percent (2%), and, in the case of LIBO Rate Loans first arising, or first continued or converted thereto before 4/10/96, (i) the applicable LIBO Rate plus (ii) two and one-half percent (2-1/2%);"

(b) Each of the Lenders also hereby consents to the repurchase by Debtor of up to $3,000,000 in their capital stock, provided however that: (i) immediately following any such repurchase and to the extent that after giving effect thereto, the maximum amount that would then otherwise be permitted pursuant to the terms and conditions of Paragraph 4 (a) of the Loan Agreement

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would exceed the outstanding balance of all Loans, inclusive of the Term Loans and all Letters of Credit, by an amount of not less than ten million dollars ($10,000,000); and (ii) any such repurchase occurs before the third anniversary of the Closing Date at the very latest; and

(c) Furthermore, each of the undersigned additionally hereby confirm that: (i) as of May 1, 1996, a merger of Fleet Bank of New York, N.A. into NatWest Bank N.A. is to occur, with the resulting bank title of such merged institution being Fleet Bank, N.A., (ii) by reason of the merger and name change and as of May 1, 1996, any and all references to NatWest Bank N.A. in the Loan Agreement shall be replaced by references to Fleet Bank, N.A. f/k/a NatWest Bank N.A. instead, and (iii) accordingly, as of May 1, 1996, the Loan Agreement shall be amended, in order to reflect all of the matters described in this paragraph and the identification of Fleet Bank, N.A. as a "Lender" and as a "Secured Party" thereunder, with a corresponding amendment to be simultaneously made to all related agreements, instruments and documentation.

Except to the extent herein specifically set forth, no change to the Loan Agreement is intended or implied and the Loan Agreement, modified as set forth above is hereby ratified and confirmed in all respects. If the foregoing is in accordance with your understanding, would you kindly sign below to so indicate.

                                     Very truly yours,

                                     THE BANK OF NEW YORK COMMERCIAL CORPORATION as Agent and a Lender

                                     By /s/ Dan Murray
                                        ----------------------------------------
                                     Title: VP


                                     FLEET BANK, N.A. f/k/a
                                     NATWEST BANK N.A. as Lender

                                     By /s/ Alice Adelberg
                                        ----------------------------------------
                                     Title: Vice President

Read and Agreed:

JACO ELECTRONICS, INC.

By /s/ Jeffrey D. Gash, V.P.
   ----------------------------------------
Title:


NEXUS CUSTOM ELECTRONICS, INC.


By /s/ Jeffrey D. Gash, V.P.
   ----------------------------------------
Title: